Exhibit 99.1

Press Release

F.N.B. Corporation Implements Board Succession Plan for Key Leadership Positions

PITTSBURGH, PA – May 23, 2017 - F.N.B. Corporation (NYSE:FNB) today announced the implementation of its Board succession plan relative to several key leadership positions. The Board succession plan is the result of a proactive, long-term process which contemplated the upcoming retirements of certain FNB directors holding key Board and committee leadership positions. The implementation of this transition plan marks the culmination of a deliberate and proactive planning process designed to ensure continuity of Board leadership in anticipation of upcoming director retirements under the FNB Board Retirement Policy. These transitions will enable the Board to continue to capably guide the strategic direction of the Company.

Effective May 18, 2017, the FNB Board formally appointed Vincent J. Delie, Jr., President and Chief Executive Officer of F.N.B. Corporation, as Board Chairman beginning December 20, 2017. Delie succeeds Stephen J. Gurgovits who will continue his service on the Board as Chairman Emeritus. Also, as part of the Board leadership succession plan, on December 20, 2017, directors Frank Mencini, James Chiafullo and Heidi Nicholas will assume the committee chair positions, respectively, of the Audit, Nominating and Corporate Governance and Risk Committees. Following this transition, the incumbent committee chairs will remain as members of the FNB Board and their current committees.

The incumbent Lead Director, William Campbell, will continue in his role.

About F.N.B. Corporation

F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in eight states. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of $30 billion, and more than 400 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB’s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 75 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee. The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:

Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)

lazzaro@fnb-corp.com

Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

reel@fnb-corp.com